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                                  EXHIBIT 23.1




The Board of Directors
Invivo Corporation


We consent to incorporation by reference in the registration statement on Form S-8 of Invivo Corporation of our report dated July 30, 1998, relating to the consolidated balance sheets of Invivo Corporation and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998, and the related financial statement schedule, which report appears in the June 30, 1998 annual report on Form 10-K of Invivo Corporation.

Oakland, California
December 10, 1998



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